Exhibit 3.206

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Sprint International Network Company LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808.

•	The name of its Registered agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned have executed this Certificate of Formation of Sprint International Network Company LLC this 14th day of June 2001.

Sprint International Communications Company

BY:	/s/ Thomas A. Gerke
Authorized Person

NAME:	Thomas A. Gerke
Type of Print